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                                                             Exhibit d(2)(D)(ii)

               SECOND AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT

                               ING INVESTORS TRUST

     This Second Amendment, effective as of September 1, 2003, amends the Portfolio Management Agreement (the "Agreement") dated the 10th day of August, 1998, as amended among ING Investors Trust (formerly, The GCG Trust), a Massachusetts business trust (the "Trust"), Directed Services, Inc., a New York corporation (the "Manager") and Massachusetts Financial Services Company, a Delaware corporation (the "Portfolio Manager") with regards to ING MFS Mid Cap Growth Portfolio, ING MFS Research Portfolio and ING MFS Total Return Portfolio, each a Series of the Trust.

                                   WITNESSETH

     WHEREAS, the parties desire to amend the Agreement and agree that the amendments will be effective as of September 1, 2003.

     NOW, THEREFORE, the parties agree as follows:

     1. Section 13 is hereby deleted in its entirety and replaced with the following:

          13. SERVICES NOT EXCLUSIVE. It is understood that the services of the Portfolio Manager are not exclusive, and nothing in this Agreement shall prevent the Portfolio Manager (or its affiliates) from providing similar services to other clients, including investment companies (whether or not their investment objectives and policies are similar to those of the Series) or from engaging in other activities, provided, however, that the Portfolio Manager may not consult with any other portfolio manager of the Trust concerning transactions in securities or other assets for any investment portfolio of the Trust, including the Series, except that such consultations are permitted between the current and successor portfolio managers of the Series in order to effect an orderly transition of portfolio management duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

     2. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

     3. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                                   ING INVESTORS TRUST


                                   By:  /s/ Robert S. Naka
                                        ------------------
                                        Robert S. Naka
                                        Senior Vice President


                                   DIRECTED SERVICES, INC.


                                   By:  /s/ David L. Jacobson
                                        ---------------------
                                        Name: David L. Jacobson
                                        Title: SVP


                                   MASSACHUSETTS FINANCIAL SERVICES COMPANY


                                   By:  /s/ Stephen E. Cavan
                                        --------------------
                                        Name: Stephen E. Cavan
                                        Title: General Counsel, SVP & Secretary

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